Exhibit 99.3

Edited Transcript for Investor Call
Hologic, Inc. to Acquire Cynosure, Inc.
February 14, 2017, 8:30AM EST

CORPORATE  PARTICIPANTS

Mike Watts Hologic, Inc. - VP, IR & Corporate
Communications Steve MacMillan Hologic, Inc. - Chairman,
President & CEO Robert McMahon Hologic, Inc. - CFO

CONFERENCE  CALL  PARTICIPANTS

Mitchell Petersen Barclays Capital - Analyst
Jon Block Stifel Nicolaus - Analyst
Isaac Ro Goldman Sachs - Analyst
Vijay Kumar Evercore ISI - Analyst
Mike Matson  Needham  & Co. - Analyst
Raj Denhoy  Jefferies & Co. - Analyst
David Lewis Morgan Stanley - Analyst
Laura Sand Piper Jaffray - Analyst
Patrick Donnelly JPMorgan Chase - Analyst

PRESENTATION

Operator

Good morning and welcome to the Hologic conference call. My name is Kayla and I am your operator for today’s call. Today’s conference is being recorded. (Operator Instructions). I would now like to introduce Mike Watts to begin the call. Please go ahead.

Mike Watts - Hologic, Inc. - VP, IR & Corporate Communications

Thank you, Kayla. Good morning and thanks for joining us to discuss Hologic’s acquisition of Cynosure. With me today are Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer and Bob McMahon, our Chief Financial Officer. Steve has some prepared remarks, then we will have a question-and-answer session. We will wrap up the call in about 30 minutes.

Our press release announcing the transaction is available now in the Investors section of our website. We’ve also posted a short slide deck on the deal there and will post our prepared remarks shortly after we deliver them. Finally, a replay of the call will be archived on our website through March 9.

Before we begin, I’d like to inform you that certain statements we make during this call will be forward-looking. These statements  involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied. Such factors include those referenced in the Safe Harbor statement that’s included in our press release and in our filings with the SEC.

Also, during this call, we will be discussing certain non-GAAP financial measures. When we discuss Hologic’s expectations for non-GAAP EPS, a reconciliation of the differences between this non-GAAP expectation and the corresponding measure of GAAP  EPS is not available without unreasonable effort because we have not estimated the fair value of the assets and liabilities expected to be acquired in the transaction and because we have not determined the fair value of acquired intangible assets and related annual amortization expense that would be required in order to provide the corresponding GAAP measure. More information about non-GAAP measures can be found in our press release.

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Please note that the tender offer in connection with Hologic’s proposed acquisition of Cynosure has not yet commenced and our communication is neither an offer to purchase nor a solicitation of an offer to sell any Cynosure securities. Cynosure shareholders are urged to read the tender offer statement and solicitation recommendation statement to be filed with the SEC when they become available because they will contain important information about the proposed transaction. Now I would like to turn the call over to Steve MacMillan, Hologic’s CEO.

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Thank you, Mike and good morning, everyone. Thanks for joining us on short notice for a brief call. We are very excited to talk to you today about our agreement to acquire Cynosure, a leader in medical aesthetic systems and technologies.

We think this is an excellent transaction for the Company and our shareholders as it provides strong strategic and financial benefits. We are paying $66 per share in cash, which equates to a total enterprise value of approximately $1.44 billion.

We expect the transaction to close in late March or April of this year pending acceptance of the tender offer by a majority of Cynosure shareholders and receipt of regulatory approvals in the US.

In my remarks today, I will touch on four key reasons we think this is a good deal for Hologic and our shareholders. First, it provides  access to a large and rapidly growing market segment. Second, by acquiring the leader in this space, we will leverage our commercial channels in women’s health while simultaneously  expanding Cynosure’s opportunities. Third, it accelerates our top and bottom-line growth rates and fourth, it provides compelling financial benefits.

But before diving into these points, we would like to discuss some of the history behind today’s announcement. Let me begin by providing a little background on how the acquisition came about. This deal checks many of the boxes that we have discussed related to M&A. It’s additive to our top and bottom-line growth rates; it provides good economic returns as measured by return on invested capital and it’s immediately accretive to EPS on a non-GAAP basis.

It also adds a completely new growth platform to our business while leveraging our scientific and commercial strengths. And while it is a larger deal than we expected at this point, the unique nature of Cynosure prompted us to act.

To provide some context, we had identified the medical  aesthetic  space as an attractive adjacency in our strategic planning process last summer. Even at that time, Cynosure rose to the top of the list of potential targets and I will explain why in a moment.

I met Mike Davin, Cynosure’s CEO, for the first time in November, but didn’t have any expectation that we could pursue a transaction right away, but then two things happened, both of which were a little serendipitous. First, we sold our blood screening business to Grifols for $1.85 billion, which significantly increased our financial flexibility and our ability to consider a deal of this size.

Second, we believe Cynosure received an unsolicited inbound offer from another company, which caused them to reach out to us. We were pleased to receive that call and were able to jump quickly into the process since we had studied the market and done much of the work previously.

I wanted to provide this history to illustrate that the timing and outcome of business development activity is always hard to predict and sometimes you have to get a little lucky along the way. In this case, we are happy  that we did.

Now I’d like to return to the four points that underscore why we believe this is a great transaction for Hologic and our shareholders. First, it provides access to a large growing opportunity. As we show on slide 8 of the presentations posted on our website, global sales of medical aesthetic products exceeded $2 billion in 2016 and are projected to grow low double digits for the next several years.

Within this segment, I want to highlight body contouring, which is the largest and fastest-growing area and it’s also where Cynosure’s SculpSure product, the world’s first FDA-cleared laser treatment for noninvasive body contouring, has made an immediate  positive impact.

The growth in the overall aesthetics field is being driven by a number of demographic and customer trends. In terms of demographics, we have an aging population in the Western world coupled with rising obesity rates. While many baby boomers and Gen Xers have the disposable income needed for aesthetic procedures, they also have a strong preference for noninvasive methods that avoid anesthesia, surgery and downtime. And technology in this space has evolved rapidly to meet that need.

Even in developing markets, such as China and Brazil with younger populations, there is a rising middle and upper class, who are increasingly concerned about their health and appearance.

And in terms of the customer base, many physicians, including many of our current customers, are looking for new ways to supplement their income and diversify their practices away from declining insurance reimbursement toward more cash pay procedures.

The second point I want to make is that by acquiring a leader in medical aesthetics, we will leverage our commercial channels in women’s health, especially our broad coverage of OB/GYNs, while simultaneously  expanding  Cynosure’s market.

As I mentioned earlier, we believe Cynosure is the best-in-class player in the space and a unique asset. Not only are they the market leader, they have the broadest portfolio of differentiated products in key categories, including body contouring, hair removal, skin revitalization and women’s health.

The Company has a proven track record of organic innovation, most recently with the development and commercialization of SculpSure. At the same time, the Company has used business development smartly to add to its portfolio. For example, Cynosure is the exclusive distributor for the MonaLisa Touch device, a novel CO2 laser for vaginal rejuvenation.

You can clearly see the value of Cynosure’s products by looking at their sales performance  over time. The Company has posted 28 consecutive quarters of year-over-year revenue growth, an impressive track record. Most recently, Mike and his team reported 2016 revenue of $434 million with fourth-quarter growth of 19% compared to the prior-year period.

Beyond the numbers, Cynosure is a company that is like Hologic in many ways. We both sell differentiated market-leading products that are backed by strong clinical data. We both enjoy strong consultative relationships with our professional customers and help build their businesses through direct patient outreach. And we are both focused on driving recurring revenue from our large installed base of instruments.

Cynosure is also unique in that its customer base complements  ours like no other company in the space. Currently, 60% of Cynosure’s business is generated from what they call non-core customers, meaning outside the traditional areas of dermatologists and plastic surgeons.

A large portion of these sales are to OB/GYNs and we see opportunities to drive growth of SculpSure and the MonaLisa Touch device with these customers.

But Cynosure’s penetration into these key channels is still quite low and represent a significant growth opportunity as the number of minimally and non-invasive surgical procedures continues to grow. Obviously, this is an area where we have a strong position with our diagnostics and surgical sales teams and we can help build awareness and demand.

The third reason we think this is a good deal for Hologic and our shareholders is that it increases our top and bottom-line growth rates. We mentioned earlier that the medical aesthetic segment as a whole is growing at a low double-digit pace and Cynosure has been exceeding this rate. So the acquisition of Cynosure coupled with the recent divestiture of the blood screening business accelerates our transformation into a higher growth company.

Specifically, we forecast that these transactions will add roughly 150 basis points to our revenue growth rate and enable us to increase EPS at a solid double-digit rate over our five-year strategic planning horizon.

Finally, the fourth reason we are excited about this deal is that it provides compelling financial benefits. We intend to fully fund the Cynosure acquisition with cash on hand, including proceeds from the recently completed blood screening divestiture.

In terms of earnings, the deal is expected  to be immediately accretive. Assuming the transaction closes as expected, it will add approximately $0.03 to $0.05 to the Company’s non-GAAP EPS in just the balance of fiscal 2017, add approximately $0.13 to $0.15 in fiscal 2018 and become increasingly accretive in fiscal 2019 and beyond.

Contributing to this accretion, Hologic expects to realize annualized cost synergies of approximately $25 million by year three following the close.

And finally, the deal provides a solid high single digit return on invested capital by year five. This exceeds our weighted average cost of capital and we believe there is opportunity to enhance this further.

I would also point out that based on our estimates, the transaction yields a net present value of over $0.5 billion and a low double-digit internal rate of return.

Before we open the call up for questions, let me mention that, from a balance sheet perspective, we expect our leverage ratio net debt to EBITDA to be roughly 3 times following the transaction. We are comfortable  with this level of leverage and believe that with our strong cash flows, we still have the ability to pursue smaller acquisitions, retire our convertible notes and buy back stock in the future.

So in summary, we are very pleased to announce today a transaction that accelerates Hologic’s transformation into a higher growth company and further strengthens our unique position in women’s health. Within a few months, we have exited a declining business for a very healthy valuation and use the proceeds to effectively self-fund the acquisition of the best-in-class player in a large adjacent market segment that is growing at a low double-digit rate.

Combining Cynosure with Hologic provides unique opportunities to leverage our commercial channels in women’s health while simultaneously expanding  Cynosure’s reach. And we are generating compelling financial benefits, including higher top and bottom-line growth rates, solid ROIC and immediate accretion.

Now we’d be happy to take a few questions. In the interest of time, please ask only one question then return to the queue. Operator, we are ready to begin.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions) Jack Meehan, Barclays.

Mitchell Petersen - Barclays Capital - Analyst

This is actually Mitchell Petersen filling in for Jack this morning. I was hoping you could expand on some of the potential synergies within your distribution channel, specifically in OB/GYN and just wondering if you have an opportunity to leverage your existing salesforce in the surgical business. Thanks.

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Sure. I think, Mitchell, first and foremost, obviously, the Cynosure team has been doing an amazing job building that business, growing immensely. By the same token, if you wound back the clock, a product like MonaLisa Touch that they have is something that we probably could do a nice job with as well. So I think what we will look to is using our salesforce to generate leads and awareness in the initial stages and really help to turbocharge a product like that. Obviously, our surgical force has a huge amount of people. We’ve got over 150 people in that salesforce and that will be an obvious thing.

We also expect to be able to do what we’ve done with things like Genius 3D mammography using our GYN salesforces, both diagnostics and surgical, just to increase awareness for some of our other divisional  products.  So whether they are selling directly or just generating  leads, we see as a great opportunity to drive awareness and help really build the top-line synergies.

Robert McMahon - Hologic, Inc. - CFO

Just to follow up on what Steve talked about, the $25 million of synergies that Steve referenced are really around the G&A areas of procurement, so things like public company costs, procurement and those types of areas are where we expect to see the synergies that we referenced.

Operator

Jon Block, Stifel.

Jon Block - Stifel Nicolaus - Analyst

Capital versus recurring,  Steve, I think Cyno is currently roughly 80% capital, 20% consumable, but SculpSure growth should take that recurring to maybe 30% or so in the coming years. So maybe just your thoughts on how that trends over time and MonaLisa Touch has been a very big product for them. Can you actually go back to the drawing board and mate that with a consumable component, which is Hologic’s strong point? Thanks, guys.

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Great question, Jon. I think as you touched on, with especially the incredible uptake of SculpSure and the business model there, all of what the Cynosure team has been driving towards is much higher recurring revenue, which is very nice obviously on the gross margin line and very good on the business model side. So I think we see it going more to razor/razor blade and you can imagine they’ve also been thinking about that same model for the future.  So I think what we can absolutely bank on is the model going forward will be a little less capital, more recurring revenue. That will continue to build over time and ultimately, is it even a 50/50? I can tell you it could easily be that in a number of years down the road and whether MonaLisa — the way to think about it probably  is on the future, it will be a thought process in everything that’s developed and ultimately, it will be a combination  of both capital and recurring revenue.

Operator

Isaac Ro, Goldman Sachs.

Isaac Ro - Goldman Sachs - Analyst

Really appreciate all the detail you gave us on the financials and the financial logic for the transaction. I am interested in the strategic aspect of it, specifically with regard to the fact that, prior to this deal, you guys were really a very significant diagnostics company. You had a respectable surgical and medical imaging business. This changes the equation. You are more of a consumer-facing company now.

Can you give us a sense of, over the next several years, what does this mean for Hologic? Should we think of you guys as a company  that aspires to be a more diversified medical device company or was this really more of a one-off opportunity where you got a great franchise, right time, right place and as we think about the long term, we could see a scenario where you cut it back towards your core in terms of future deals?

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Sure, Isaac. Good question. I think the way you ought to think about us is probably four key legs going forward and really the way we looked at this is it started out as an extension of our surgical and medical device business. And we have brought in a lot of great consumer marketers into our organization, but I think, at the end of the day, what this really is is we are broadening and diversifying, but still in a very focused area. So I would not expect in the next few years by any stretch that we would go into any additional areas.

Part of the way we think about this is it now provides a fourth leg for those tuck-ins that the other divisions can be looking at, but we view it as very focused and yet having a little bit of diversification within that focus.

Robert McMahon - Hologic, Inc. - CFO

I was going to say, yes, I think one of the things — again, to build on what Steve said in his prepared remarks — that’s unique about this, the Cynosure company, is the level of penetration and the level of sales that they have in what they call their non-core markets, which are actually our core markets. And so I think that there is a great synergy there in terms of being able to have that lead generation and so forth, which is probably unique relative to anyone else in the space.

Operator

Vijay Kumar, Evercore.

Vijay Kumar - Evercore  ISI - Analyst

Congratulations on the deal and maybe just on overall market, Steve or maybe Bob, we had two large deals. Obviously, you have the Allergan deal announced and I’m just curious how — are you competing directly against Allergan and how do you see the competitive dynamics changing? And on the synergy front, I think high single digit ROIC by year five, I think my back-of-the-envelope math, I’m getting 1000 bps of synergies by year five. Does it seem a reasonable assumption for you guys? Thank you.

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Sure, I will start on the first one. Obviously, we will be competing in the same space as the other guys given the announcement yesterday. I think we feel very good about the overall market opportunity. I think that what fascinates us most about this space is — and Mike Davin actually said it really well on his earnings call I think last week or so — they are probably in the first inning and he said of a doubleheader  in terms of where there true market penetration can go. So even if there’s two players in the space, there is a lot of growth. These markets are so underpenetrated and yet there’s proven products.

I would also tell you we feel really good and of course, we believe we’ve got by far the superior asset. We love SculpSure itself and think it brings some incredibly compelling opportunities, plus the broader line of the full product. So we will be — it’s been a consolidating market over time and this probably makes it even a little more consolidated.

Robert McMahon - Hologic, Inc. - CFO

Steve, let me just add. I think one of the things — certainly Allergan is a very formidable competitor, but when you look at the businesses that we have currently, we compete against big people all the time, whether that be in our mammography business or our diagnostics business and even in the surgical business, we compete against much larger folks and I think we do pretty well and I think we are going to do pretty well here as well.

Operator

Mike Matson, Needham & Co.

Mike Matson - Needham  & Co. - Analyst

Just given you have a fairly sizable exposure to capital equipment before this deal, and now you are getting into the aesthetics area. So I guess just wanted to ask about to what degree economic sensitivity factored into your decision here and I understand that this is a large market with a lot of growth potential, but how cyclical do you think this market is and how do you think it would weather an economic downturn?

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Sure, Mike. There is always going to be a little bit of sensitivity to an economic downturn with capital. I would say from the capital standpoint, a lot of this is increasingly razor/razor blade, so it’s capital with disposables. I think we like that model and I will probably shift it. It’s got a lot of parallels in those senses really. It’s a business you know well in terms of Stryker’s med-surg business that’s a combination of both capital and disposables and has done really well over time. So I think we feel very good about that. There’s always a little bit.

I think the other way we look at it is there may be some sensitivity to economic downturns. There’s also, however — we are not at the whim of reimbursement issues and what we are seeing and I think is going to continue on a macro trend around the world, people far more willing to pay for these kinds of procedures and as they get more minimally invasive, they also get a little more economical for the patients and it almost becomes a recurring kind of procedure instead of a one-off in their life. They can suddenly tap into the marketplace on multiple occasions over time. So we really like where that model is going.

Operator

Raj Denhoy,  Jefferies.

Raj Denhoy - Jefferies & Co. - Analyst

Just maybe a quick question on your growth outlook for the Company. I think the Company has been growing Cynosure north of 20% for the last couple of years. I think the analyst community has the Company growing low double digits, 10%, 11% this year in 2017. When you think about that five-year horizon where you come up with that return on invested capital calculation, what do you assume for growth for this company  as you guys take control of it?

Robert McMahon - Hologic, Inc. - CFO

When we look at the market, the market we are expecting to grow low double digits and we expect to gain share in the market.

Operator

David Lewis, Morgan Stanley.

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David Lewis - Morgan Stanley - Analyst

Steve, as long as I can remember, the aesthetic companies have talked about penetrating the obstetrical market with limited success. So can you help us understand what percent of Cynosure’s products actually are sold to OB/GYN today and then how important is MonaLisa to this five-year deal model? If you are going to shift that growth rate 150 basis points for Hologic, how much of this five-year credit growth model is tied up in MonaLisa?

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Sure. I think we are not going to give, David, the exact breakout of their business into the OB/GYN, but just say it’s a nice and emerging area for them. We do think we can turbocharge it.

I think MonaLisa is a very nice piece of the model. It’s not a compelling part of the model. At the end of the day, we’ve also seen their pipeline and they’ve got a pretty cool pipeline coming that we feel really, really good about. So it will really play plus they’ve got obviously tremendous momentum already with SculpSure. So MonaLisa we think is a very nice piece of it, but it’s not absolutely critical to the model.

Robert McMahon - Hologic, Inc. - CFO

I think the other thing, David, that Steve mentioned that I think is important to clarify is that that 150 basis points is a combination of not only the Cynosure acquisition on a pro forma basis, but also the blood screening divestiture. So both of those things translating from a declining business, what we thought was a declining business, into a growth business is how we get to that 150 basis points.

Mike Watts - Hologic, Inc. - VP, IR & Corporate Communications

Kayla, I think we have time for maybe one or possibly two more questions.

Operator

Bill Quirk, Piper Jaffray.

Laura Sand - Piper Jaffray - Analyst

This is Laura Sand on for Bill Quirk. I appreciate all the color you’ve provided. Could we expect for future deals to see you go around existing channels slightly in terms of distribution?

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

Can you clarify the question, Laura? I think I got it, but I want to make sure.

Laura Sand - Piper Jaffray - Analyst

Yes, for future acquisitions, would you consider companies that are outside of your existing  sales channels?

Steve MacMillan - Hologic, Inc. - Chairman, President & CEO

It’s doubtful for a while. I think this really is a one-off here at this point in time, both on size and scope of deal and I think from this point forward, we will get right back to what would be really supplemental acquisitions for what are now really our four key businesses and I think that would be effectively what you should expect is much more leveraging our existing channels.

Mike Watts - Hologic, Inc. - VP, IR & Corporate Communications

We will take one more.

Operator

Tycho Peterson, JPMorgan.

Patrick Donnelly - JPMorgan Chase - Analyst

It’s Patrick Donnelly in for Tycho. You mentioned the deal came up quickly. Obviously, you were looking at other options for the blood screening proceeds. Can you maybe talk about how this compares to those other options, whether it’s paying down the convert, other debt, smaller M&A and related to filling that $0.34 annual EPS gap  that the blood screening business left?

Robert McMahon - Hologic, Inc. - CFO

Yes, obviously, what we want to do is grow the business and when we look at this, we think that this compares very well and is actually superior to those other options on a long-term basis. Certainly, we could have, if we had used all those for a share repurchase, that would have actually levered us up, would have filled some of the gap maybe quicker, but this actually has an opportunity to truly grow not only revenue, but also earnings and so forth.

And coupled with that, our cash flow was such and our leverage is such that we still feel that we can do those, so it’s not an either/or; it’s really an opportunity to buy a premier asset and a premier company  to join Hologic and really drive our growth.

Operator

Thank you. That is all the time we have for questions today. This now concludes Hologic's first-quarter fiscal 2017 earnings call. Have a good evening.